Exhibit 10.1

[**] = CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

OF

CLO FORMATION JV, LLC

DATED AS OF AUGUST 20, 2024

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EXHIBIT A	Form of Joinder Agreement
SCHEDULE A	Members Schedule
SCHEDULE B	Managers Schedule
SCHEDULE C	Investment Guidelines
SCHEDULE D	Supplemental Terms
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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of CLO FORMATION JV, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 20, 2024 (the “Effective Date”), by and among those persons or entities signing below or identified on the Members Schedule (as the same may be amended from time to time) as members (the “Members”) of the Company.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of the State of Delaware (the “Secretary of State”) on November 22, 2023, as amended on March 28, 2024;

WHEREAS, Great Elm Capital Corp., a Maryland corporation (“GECC”), in its capacity as sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated November 22, 2023;

WHEREAS, the Company and Green SPE, LLC (“Green”) are party to an Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 23, 2024 pursuant to which Green was admitted as a Member of the Company (the “Existing Agreement”);

WHEREAS, the Company and Green wish to admit Crown LB, LLC (“Crown”) as a Member of the Company; and

WHEREAS, effective as of the Effective Date, the Members wish to amend and restate the Existing Agreement in its entirety on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Section 1.01 Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01.

“40 Act” means the Investment Company Act of 1940, as amended.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

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(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Units held by such Member means the excess, if any, of (a) the product of (i) the federal taxable income of the Company (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof), and (ii) such Member’s Percentage Interest with respect to all outstanding Units at the end of the applicable calendar quarter over any excess taxable loss or excess taxable credits of the Company for any prior period that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years. For the avoidance of doubt, the federal taxable income of the Company in clause (a)(i) of this definition shall be the same for all Members and shall not take into account (x) any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754, (y) any special allocations made to a Member under Section 5.02 or (z) any income or gain, and associated curative or remedial allocations specially allocated to a Member under Code Section 704(c).

“Administrative Agent” means GECC or an Affiliate thereof, in its capacity as the Administrative Agent under this Agreement and as has been retained by the Company to perform administrative services for the Company in accordance with the Administrative Services Agreement.

“Administrative Services Agreement” means the Administrative Services Agreement between the Company and the Administrative Agent, dated April 23, 2024, as amended from time to time in accordance with the terms hereof.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, modified, supplemented or restated from time to time, as provided herein.

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“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arbitrator” has the meaning set forth in Section 13.13(a).

“Board” has the meaning set forth in Section 7.01(a).

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets may, in the sole discretion of the Board, be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

(i) the acquisition of additional Units in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Units;

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

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(iv) at such other time as the Board reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business” means investing in: (a) CLOs including, without limitation, [**] CLOs, and/or the [**] Fund and (b) certain instruments solely for cash management purposes that are subject to the investment guidelines attached hereto as Schedule C, as may be amended by the Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cause” means: (a) indictment for, conviction of, or entering of a guilty plea or plea of no contest (or its equivalent under any applicable legal system) with respect to, a felony, the equivalent thereof, or any other crime involving moral turpitude; (b) commission of fraud, embezzlement or theft, or commission of sexual harassment against any Person; (c) material breach of the terms of this Agreement; (d) material breach of any fiduciary duty owed under applicable law, statute or regulation to the Company or its Affiliates; (e) engagement in any intentional activity that demonstrably injures (monetarily or otherwise), in any material respect, the reputation, the business or a material business relationship of the Company or any of its Affiliates; (f) the willful failure to perform required Manager duties or (g) any material violation of Green’s or its parent company’s written policies or codes of conduct (as may be in effect from time to time), including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.

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“Class” means Common Member or any other Class of Member that may be established with respect to the Company.

“CLO” has the meaning set forth in Section 7.01(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Member” means each Person designated as a Common Member on the Members Schedule.

“Common Units” means Units initially issued to a Common Member in such Member’s capacity as a Common Member.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Company Opportunity” has the meaning set forth in Section 9.02(b).

“Confidential Arbitration Information” has the meaning set forth in Section 13.13(a).

“Confidential Information” has the meaning set forth in Section 9.01(a).

“Covered Person” has the meaning set forth in Section 10.01(a).

“Crown” has the meaning set forth in the recitals to this Agreement.

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“Crown Member” means any of Crown or any Permitted Transferee of such Person, any Person who is or becomes a holder of Units by Transfer of such Units from a Crown Member or any Person who becomes a party to this Agreement as a Crown Member pursuant to Article VIII, in each case, only for so long as such Person holds Units.

“Default Rate” means five percent (5%).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Distributable Cash” means an amount of cash of the Company equal to 100% of its estimated taxable income less actual or reasonably anticipated expenses or liabilities of the Company, in each case in such amounts as may be reasonably determined by the Board in good faith.

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“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Board reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

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“Fiscal Year” means the fiscal year ended December 31.

“Fundamental Actions” has the meaning set forth in Section 7.11.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GECC” has the meaning given to it in the recitals to this Agreement.

“GECC Manager” has the meaning set forth in Section 7.02(a)(i).

“GECC Member” means any of GECC or any Permitted Transferee of such Person, any Person who is or becomes a holder of Units by Transfer of such Units from a GECC Member or any Person who becomes a party to this Agreement as a GECC Member pursuant to Article VIII, in each case, only for so long as such Person holds Units.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Green” has the meaning given to it in the recitals to this Agreement.

“Green Manager” has the meaning set forth in Section 7.02(a)(ii).

“Green Member” means any of Green or any Permitted Transferee of such Person, any Person who is or becomes a holder of Units by Transfer of such Units from a Green Member or

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any Person who becomes a party to this Agreement as a Green Member pursuant to Article VIII, in each case, only for so long as such Person holds Units.

“Initial Capital Contribution” has the meaning set forth in Section 3.02.

“JAMS Rules” has the meaning set forth in Section 13.13(a).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 10.02(a).

“Manager” has the meaning set forth in Section 7.01(a).

“Managers Schedule” has the meaning set forth in Section 7.02(e).

“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member who has executed this Agreement or a counterpart thereof; and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of Units. The Members shall constitute “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members Schedule” has the meaning set forth in Section 3.02.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

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(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis);

provided, however, that any item (computed with the adjustments set forth above) specially allocated under Section 5.02 shall be excluded from the computation of Net Income and Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.09.

“Other Business” has the meaning set forth in Section 9.02(b).

“Partnership Representative” has the meaning set forth in Section 11.04(a).

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“Percentage Interest” means, with respect to any Member, the number of Units of any Class or Classes held by such Member divided by the total number of Units of the applicable Class or Classes to be taken into consideration.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 8.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter in the case of the first calendar quarter of the Fiscal Year, half in the case of the second calendar quarter of the Fiscal Year, three-quarters in the case of the third calendar quarter of the Fiscal Year, and one in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year, over (b) all distributions previously made during such Fiscal Year to such Member.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(a).

“RIC” means a “regulated investment company” as defined under the Code.

“Secretary of State” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Advance” has the meaning set forth in Section 6.02(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Rate” for any period, means the highest marginal combined federal, state and local tax rate applicable to an individual residing or corporate entity doing business in New York, New York, whichever is higher, taking into account the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income.

“Taxing Authority” means any federal, state, local or foreign taxing authority.

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“Total Commitment” has the meaning set forth in Section 3.02.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means an ownership interest in the Company owned by a Member, including such Member’s right: (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Unit Certificates” has the meaning set forth in Section 4.07.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II

Organization

Section 2.01 Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this

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Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “CLO Formation JV, LLC” or such other name or names as may be designated by the Board; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Administrative Agent shall give prompt notice to each of the Members of any change to the name of the Company.

Section 2.03 Principal Office. The principal office of the Company is located at 800 South Street, Suite 230, Waltham, MA 02453, or such other place as may from time to time be determined by the Board. The Administrative Agent shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purposes of the Company are to engage in the Business and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence until the Company is dissolved in accordance with the provisions of this Agreement, or as otherwise determined by the Board.

Article III
UNITS; Capital Contributions; Capital Accounts

Section 3.01 Units. Equity ownership in the Company shall be divided into Units as described in this Agreement. There shall initially be one Class of Units in the Company, Common Units issued and outstanding. The Common Units shall carry the rights, privileges, and burdens in the Company as outlined in this Agreement and, where applicable, the Delaware Act. A single Person may hold more than one Class of Units and when referred to in its capacity as the holder

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of a specific Class of Units such Person shall be treated as a separate Member with respect to the applicable Class of Units, as applicable.

Section 3.02 Capital Contributions. As of the Effective Date, each Member has made an initial Capital Contribution and is deemed to own Units in the Class and number set forth opposite such Member’s name under Initial Capital Contribution (the “Initial Capital Contribution”) on Schedule A attached hereto (the “Members Schedule”). Each Member agrees, upon no less than five (5) Business Days prior written notice to each Member by the Administrative Agent, to fund its pro rata share (based on each Member’s Percentage Interest) of any additional Capital Contributions that may be requested by the Board for the purpose of making an investment that satisfies the investment criteria set forth in Section 7.01(b)(i); provided that in no event shall the aggregate Capital Contributions of any Member (including such Member’s Initial Capital Contribution) exceed the Total Commitment (the “Total Commitment”) set forth opposite such Member’s name on Schedule A hereto, as such Schedule may be amended from time to time in accordance with the terms hereof. The Administrative Agent shall maintain and update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member in accordance with this Agreement or the issuance of new Units or Classes of Units in accordance with the terms of this Agreement.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 12.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

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Section 3.04 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XII in respect of such Units.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications without the consent of any Member.

Section 3.08 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Contribution by the last day of the five-day (or other longer) period specified in the written notice from the Administrative Agent (or any Person with the power and authority to call Capital Contributions) pursuant to Section 3.02 and such failure is continuing on the second day following demand by the Administrative Agent for cure of such default (the “Default Date”) such that such payment remains overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if such failure has not been cured in full within such specified period:

(i) Collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have;

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(ii) Upon thirty (30) days’ written notice (which period may commence during the demand notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article XII; and

(iii) Upon thirty (30) days’ written notice (which period may commence during the demand notice period provided above) and if such failure has not been cured in full within such thirty-day period, compel the Defaulting Member to transfer all of a portion of its interest in whole or in part subject to the following:

(A) If the non-Defaulting Member notifies the Defaulting Member to transfer all of a part of its interest, such Defaulting Member shall do so within sixty (60) days after the expiration of such thirty-day period; provided, however, that the non-Defaulting Member must consent, in its sole discretion, to such transfer and such transfer must otherwise be in accordance with Section 8.01.

(B) Upon any failure of the Defaulting Member, for any reason, to transfer all or part of its interests that are required to be sold within such sixty (60) day period, the non-Defaulting Member may purchase such interest or direct the transfer of such interest to a third party or, subject to applicable law, to an Affiliate of the non-Defaulting Member or the Company. The price for such transfer shall be not less than the minimum cash purchase price for the Defaulting Member’s interest in the Company as determined by an independent valuation firm selected by the non-Defaulting Member for a hypothetical sale of such interest to an unaffiliated third party willing to purchase such interest within a ninety (90) day time period; provided, however, that if no such buyer is found within such ninety (90) day period to purchase the Defaulting Member’s interest at such minimum price or a higher price, then the non-Defaulting Member may direct the transfer of the Defaulting Member’s interest at a price and subject to such terms and conditions as the non-Defaulting Member deems commercially reasonable in its good faith judgment and sole discretion, which terms and conditions may include the acceptance by the Defaulting Member of a promissory note issued by the purchaser thereof.

(C) To the extent any amounts are owed by a Defaulting Member to the non- Defaulting Member with respect to a Default Loan (as defined below), any purchase price that would otherwise be payable to the Defaulting Member under this Section 3.08(a)(iii)(C) shall instead first be paid to the non-Defaulting Member pursuant to the terms of Section 3.08(b)(iii) until each such Default Loan (and accrued interest thereon) has been repaid in full with the remainder of such purchase price, if any, payable to the Defaulting Member.

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Except as set forth below, the non-Defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary,

(i) a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be credited against the Percentage Interest of the Defaulting Member so as to reduce the remaining amount of the default;

(ii) the Company shall not seek Capital Contributions from Members after the Default Date until the default is cured except for the purposes of (i) making protective investments (including making protective advances and/or exchanges), which may require capital commitments and ongoing obligations of the Company or any Subsidiary, (ii) making, at the Members’ election, Capital Contributions to avoid or cure any borrowing base deficiency, default, event of default, potential termination event or termination event relating to any indebtedness incurred by the Company or a Subsidiary and repaying such indebtedness, or (iii) paying Company expenses and such other costs and expenses as set forth herein; and

(iii) the non-Defaulting Member, in its sole discretion, may elect to fund all or any portion of the defaulted amount on behalf of the Defaulting Member or recall its own Capital Contribution with notice to the Defaulting Member, if applicable. The Members agree and acknowledge that any amount funded by the non-Defaulting Member pursuant to this Section 3.08 shall be treated as a loan from the non-Defaulting Member to the Defaulting Member (a “Default Loan”), the proceeds of which are used by the Defaulting Member to make a Capital Contribution to the Company which, if in a sufficient amount, may cure a related default by such Defaulting Member. A Default Loan shall (A) bear interest from the date of such funding until repaid by the Defaulting Member at a rate equal to the lower of 15% per annum or the maximum rate permitted by applicable law, (B) be pre-payable by the Defaulting Member at any time and (C) be fully recourse to the Defaulting Member. Until such time that any Default Loan (including any accrued interest thereon) has been fully repaid, (x) any amounts that would otherwise be distributable to the Defaulting Member under Section 6.01 shall instead be distributed to the non-Defaulting Member and (y) any purchase price payable to the Defaulting Member in connection with any sale of its interests in the Company shall first be payable to the non-Defaulting Members until the repayment in full of the Default Loan (including any accrued interest thereon) proportionate to the amount of Default Loan so extended by the non-Defaulting Member to such Defaulting Member. Any amounts distributed to the non-Defaulting Member pursuant to the previous sentence shall be treated as for all purposes of this Agreement and for U.S. federal, state and local income tax purposes as having been made by the Company to the Defaulting Member notwithstanding the Company’s distribution of such amounts to the non-Defaulting Member and any amounts

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distributed or payable to the non-Defaulting Member pursuant to the previous sentence shall reduce the amounts owed to the non-Defaulting Member under the related Default Loan, first as to interest and then as to principal.

Article IV
Members

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Units by the Company as approved by the Board and (ii) in connection with a Transfer of Units (including to an Affiliate of a Member), subject to compliance with the provisions of Article VIII, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement, whereby such Person agrees to be treated as (i) a GECC Member, if such Person acquires Units from the GECC Member, (ii) a Green Member, if such Person acquires Units from the Green Member, or (iii) a Crown Member, if such Person acquires Units from the Crown Member and whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to the GECC Member, the Green Member or the Crown Member, as the case may be. Upon the satisfaction of any applicable conditions, including, as applicable, the receipt by the Company of payment for the issuance of Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Administrative Agent shall adjust the Members Schedule in connection with any such admission and shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04 Death. The death of any Member shall not cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Member or Members and Units owned by the deceased Member shall automatically be

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Transferred to such Member’s heirs, provided, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 4.05 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.06 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.07 Unit Certificates.

(a) The Board may, but shall not be required to, issue certificates to the Members representing the Units held by such Member (“Unit Certificates”).

(b) If the Board shall issue Unit Certificates in accordance with Section 4.07(a), then in addition to any other legend required by Applicable Law, all Unit Certificates shall bear a legend substantially in the following form:

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT. THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.08 No Conflicting Agreements. Each Member agrees that it shall not enter into any agreements or arrangements of any kind with any Person with respect to any Units or other securities of the Company that prohibit such Member from complying with the applicable provisions of this Agreement (whether or not such agreements or arrangements are with other Members or with third parties).

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Section 4.09 Representations. As of the date hereof, each Member makes each of the representations and warranties applicable to such Member in this Section 4.09 and acknowledges and agrees that such representations and warranties shall survive the execution of this Agreement:

(a) If such Member is a corporation, partnership, trust, limited liability company, or other legal entity, it is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own property and carry on its business as owned and carried on as of the date hereof and as contemplated hereby and such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership or company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

(b) The execution, delivery, and performance of this Agreement and the consummation by such Member of the transactions contemplated hereby (i) will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, or any arbitrator, applicable to such Member, and (ii) will not conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Member, or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets are or may be subject.

(c) Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any Governmental Authority that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this Agreement.

(d) There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of such Member’s properties, assets or businesses in any court or before or by any governmental department, board, agency, instrumentality or arbitrator which, if adversely determined, could (or in the case of an investigation could lead to any action, suit or proceeding which, if adversely determined, could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement.

Article V
Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net

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Loss of the Company shall be allocated among the Members in such a manner as to give economic effect, as closely as possible, to the provisions of Section 6.01. Notwithstanding the foregoing, the Board may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances it deems reasonably necessary for this purpose.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Units.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be

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taken into account in allocating items of Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members under any reasonable method in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, as determined by the Board, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value; provided that the Board shall obtain the prior written consent of the Green Member, the Crown Member and/or the GECC Member, as applicable, if such method could reasonably be expected to result in a disproportionate and adverse effect to such Member.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and consistent with the method set forth in Section 5.03(b).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

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Section 5.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article VIII, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using any method (and employing such conventions) permitted under Section 706 of the Code as may be selected by the Board (including a “closing of the books” or “proration” method); provided that the Board shall obtain the prior written consent of the Green Member, the Crown Member and/or the GECC Member, as applicable, if such method could reasonably be expected to result in a disproportionate and adverse effect to such Member.

Article VI
Distributions

Section 6.01 General.

(a) Subject to Section 6.01(b) and Section 6.02, distributions of Distributable Cash (1) other than resulting from any sale of securities, shall be made to the Members on a quarterly basis in an amount equal to substantially all of the Company’s net income measured on a U.S. GAAP basis, earned in the preceding quarter as determined by the Board, or such other amount as may be necessary for GECC to maintain its status as a RIC and comply with Section 852 of the Code, shared among the Members as set forth below; provided, that the amount of any such distribution may be reduced and limited as provided by Section 6.03 and Section 6.04, on such dates as may be determined by the Board but not later than five (5) Business Days following the end of such quarter or (2) resulting from any sale of any securities, shall be made to Members within five (5) Business Days of the receipt of proceeds in connection with any sale of any securities. Subject to Section 6.01(b) and after making all distributions required under Section 6.02, Distributable Cash shall be paid to the Members pari passu in proportion to their respective Percentage Interests.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law with respect to the Company.

Section 6.02 Tax Advances.

(a) At least five (5) Business Days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Advance”), subject to there being sufficient Distributable Cash available to make such distribution.

(b) If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), then the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each

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Member’s Shortfall Amount, subject to there being sufficient Distributable Cash available to make such distribution. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, that if the Company has made distributions other than pursuant to this Section 6.02, the Board may apply such distributions to reduce any Shortfall Amount.

(c) If the aggregate Tax Advances made to any Member pursuant to Section 6.02 for any Fiscal Year exceed such Member’s Tax Amount, such excess shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 6.02, except to the extent taken into account as an advance pursuant to Section 6.02(d).

(d) Any distributions made pursuant to this Section 6.02 shall be treated for purposes of this Agreement as advances on distributions pursuant to Section 6.01 and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 6.01.

Section 6.03 Tax Withholding; Withholding Advances.

(a) Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) Withholding Advances. The Company is hereby authorized at all times to make payments on behalf of or with respect to each Member, including pursuant to Section 6225 of the Code, in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to any Taxing Authority with respect to any distribution or allocation by the Company of income or gain to such Member (“Withholding Advances”) and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the Default Rate, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member’s reimbursement obligation under this Section 6.03(b) shall continue after such Member transfers its Units.

(c) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.03(c) and the obligations of a Member pursuant to Section 6.03(b) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units.

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The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03(c), including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d) Overwithholding. Neither the Company nor the Managers shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.04 Distributions in Kind.

(a) The Board is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company; provided, that Tax Advances shall only be made in cash. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Board determines is required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VII
Management

Section 7.01 Establishment of the Board; Management of the Company.

(a) A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The management of the Company and its business and affairs shall be vested exclusively in the Board; provided, that the Board has delegated the matters set forth in the Administrative Services Agreement to the Administrative Agent. The Board shall act as the “manager” of the Company for the purposes of the Delaware Act and the Members shall not manage or control the business and affairs of the Company except for situations in which the approval of all or certain Members is required by non-waivable provisions of applicable law. Any Board action shall require the unanimous consent of the Board. No Board action shall be required in connection with the Fundamental Actions described in Section 7.11 [**].

(b) Without limiting the foregoing, all investment and portfolio management decisions of the Company shall be made by the Board, including, without limitation, all decisions to:

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(i) invest in debt or equity securities issued by collateralized loan obligation securitization issuers (“CLOs”) and by related warehouse financing entities, that are (in each case) sponsored or managed by [**] and subject to [**] the requirements stated in Schedule D (collectively, “[**] CLOs”);

(ii) invest in a commingled investment vehicle sponsored and managed by [**] with the investment objective of making investments in [**] CLOs (the “[**] Fund”), in each case, on such terms and conditions as may be determined by the Board and to exercise any rights of the Company as an investor to give or withhold consents on matters arising under the operative documents for any such [**] CLO;

(iii) sell investments in [**] CLOs, exercise rights to initiate or approve optional redemptions in [**] CLOs, direct the refinancing or re-pricing of an [**] CLO’s liabilities, approve or consent to any modification of the governing documents for any [**] CLO or for the [**] Fund or any other actions typically taken by equity holders in CLOs;

(iv) invest or sell any investments not related to CLOs that do not meet the investment guidelines in Schedule C hereto;

(v) amend Schedule C hereto and

(vi) take any actions reasonably necessary or incidental to the foregoing.

(c) The Members agree that, notwithstanding anything to the contrary herein, the Administrative Services Agreement shall not require prior Board approval and is hereby approved by the Members; provided, that any amendments to the Administrative Services Agreement after the date hereof shall require prior Board approval. The function of the Administrative Agent shall be non-discretionary and administrative only.

(d) The Administrative Agent and its respective designees may, in the name and on behalf of the Company, do all things which it deems necessary, advisable or appropriate to carry out and implement matters approved by the Board, and to administer the activities of the Company, including to (i) execute and deliver all agreements, amendments, notices and other documents on behalf of the Company or any Subsidiary thereof; (ii) exercise and perform all rights and obligations of the Company or any Subsidiary thereof; (iii) execute and deliver other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by the Board, or which are necessary, advisable or appropriate for the administration of the Company or any Subsidiary thereof; and (iv) take any and all other administrative acts delegated to the Administrative Agent by the Administrative Services Agreement or by the Board from time to time.

Section 7.02 Board Composition; Vacancies.

(a) Subject to the further provisions of this Section 7.02, the Company and the Members shall take such actions as may be required to ensure that the number of Managers

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constituting the Board is at all times two (2). The list of initial Board members is set forth on Schedule B attached hereto. The Board shall initially be comprised as follows:

(i) one individual designated by the GECC Member (the “GECC Manager”); and

(ii) one individual designated by the Green Member (the “Green Manager”).

Unless otherwise determined by the unanimous consent of the Board, the composition of any board of directors or board of managers of any Subsidiary of the Company shall be the same as that of the Board.

(b) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of the GECC Manager, then the GECC Member shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

(c) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of the Green Manager, then the Green Member shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

(d) The Board shall maintain a schedule of all Managers (the “Managers Schedule”), and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 7.02 or Section 7.03. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.

Section 7.03 Removal; Resignation.

(a) The GECC Manager may be removed from the Board or replaced at any time, with or without Cause, only upon the written request of the GECC Member.

(b) The Green Manager may be removed from the Board or replaced, for Cause or in the event of the death or disability of such Green Manager, and only upon the written request of the Green Member.

(c) A Manager may resign at any time from the Board by delivering his or her written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

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Section 7.04 Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least two (2) Business Days prior to each such meeting.

(b) Special Meetings. Special meetings of the Board shall be held on the call of the President of the Company or any one Manager upon at least five (5) Business Days’ written notice (if the meeting is to be held in person) or two (2) Business Days’ written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all of the Managers. Any Manager may waive such notice as to himself or herself.

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 7.05 Quorum; Manner of Acting.

(a) Quorum. Both of the Managers serving on the Board (i.e., the GECC Manager and the Green Manager), shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Each of the GECC Manager and the Green Manager shall use commercially reasonable efforts to attend all duly called meetings of the Board and of any committees of the Board.

(b) Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. The Crown Member shall have the right to have one or more of its representatives attend all meetings of the Board (or any committee of the Board) in a non-voting capacity.

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(c) Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board, the consent of a majority of the Managers shall be required to bind the Company.

Section 7.06 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action to be taken, is signed by all of the Managers; subject, in each case, to Sections 7.11 and 7.12 hereof.

Section 7.07 Compensation; No Employment.

(a) Each Manager shall be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her duties as a Manager pursuant to such policies as from time to time established by the Board.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

Section 7.08 Committees. The Board may, by resolution, designate one or more committees, each of which shall be comprised of not less than two members selected by the Board; provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in this Agreement. The Board may dissolve any committee or remove any member of a committee at any time.

Section 7.09 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Board. Subject to Section 7.05(c), any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

Section 7.10 Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, none of the Administrative Agent, the Managers or any Officers will be obligated personally for any debt, obligation, or liability of the Company or of any Subsidiaries of the Company, whether arising in contract, tort, or otherwise, solely by reason of being the Administrative Agent, a Manager or an Officer.

Section 7.11 Fundamental Actions. Except as expressly delegated to the Administrative Agent pursuant to this Agreement or the Administrative Services Agreement, the below actions by the Company shall require the unanimous consent of the Members (the “Fundamental Actions”) and no meeting or consent of the Board shall be required:

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(a) amending, altering or otherwise modifying the [**], [**] or the Certificate of Formation of the Company;

(b) effecting any voluntary liquidation, reorganization or filing of any petition in bankruptcy by (or making the decision not to oppose any similar petition filed by a third party in respect of) the Company or any Subsidiary thereof, or making any determination to dissolve and wind up the affairs of the Company or any Subsidiary thereof;

(c) authorizing, approving or effecting any transaction or agreement between the Company or any of its Subsidiaries, on the one hand, and any Member or Affiliate of a Member, on the other hand, other than (x) the Administrative Services Agreement and the transactions contemplated thereby, including the provision of services to the Company and its Subsidiaries by the Administrative Agent in accordance with the terms thereof, (y) [**] and (z) investments by the Company in any [**] CLOs and/or the [**] Fund;

(d) authorizing, approving or effecting any issuance of any Units or any other equity securities of the Company (or any securities convertible into, or exercisable or exchangeable for, any such securities);

(e) authorizing, approving or effecting any incurrence of indebtedness of the Company or any Subsidiary thereof;

(f) requiring a Member to make any additional Capital Contributions to the Company in excess of the Total Commitment set forth opposite such Member’s name on Schedule A hereto;

(g) authorizing or approving Transfers of any subordinated notes in any [**] CLO directly or indirectly held by the Company which would result in the Company holding less than [**]% of such notes; or

(h) authorizing or approving any investment (x) by the Company in assets other than CLOs, [**] CLOs, the [**] Fund or other investments permitted pursuant to Schedule C hereto or (z) by the [**] Fund in assets other than CLOs, [**] CLOs or other investments permitted pursuant to Schedule C hereto.

Section 7.12 [**]

Article VIII
TRANSFER

Section 8.01 General Restrictions on Transfer.

(a) The terms and provisions of this Article VIII shall apply to all Units now owned or hereafter acquired by a Member, including Units acquired by reason of original issuance, dividend, distribution, exchange, conversion or acquisition of outstanding Units from another Person, and such provisions shall apply to any Units obtained by a Member upon the exercise, exchange or conversion of any security of the Company or any of its Subsidiaries.

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(b) No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(c) Without the prior written consent of the Board, no Member shall, and no direct or indirect equityholder of a Member shall, directly or indirectly, Transfer any Units to any Person; provided, that the Board’s consent under this Section 8.01(c) shall not be required for a Member or direct or indirect equityholder of a Member to effect any Permitted Transfer.

(d) Notwithstanding any other provision of this Agreement (including Article VIII), each Member agrees that it will not Transfer all or any portion of its Units, and the Company agrees that it shall not issue any Units:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, if and as reasonably requested by the Board, only upon delivery to the Company of an opinion of counsel in form and substance reasonably satisfactory to the Board to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b) within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the ’40 Act; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(e) Any Transfer or attempted Transfer of any Units in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units for all purposes of this Agreement. Any Member making a purported Transfer in violation of this Agreement hereby agrees to indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes arising as a result of, or caused directly or indirectly by, such purported Transfer.

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Section 8.02 Permitted Transfers. As used herein, “Permitted Transfer” means (a) any Transfer of Units by a Member to an Affiliate of such Member, (b) any Transfer of interests in a Member by a direct or indirect holder of interests in such Member; provided, that, in the case of this clause (b), substantially all of the asset of such Member, excluding cash, are not the only direct or indirect interest in the Company, or (c) any Transfer of the publicly-traded common stock of the ultimate parent of each of the GECC Member and the Green Member.

Article IX
COVENANTS

Section 9.01 Confidentiality.

(a) Each Member shall, and shall cause its Representatives to, hold in confidence all Confidential Information of the Company provided or made available to such Member or such Member’s Representatives; provided, that the foregoing provision shall not apply to information which: (i) is generally known to the industry or the public; or (ii) is or becomes available to such Member on a non-confidential basis from a source other than the Company or any of its Subsidiaries, or any Affiliates thereof, or its or their respective Representatives, and through no fault of such Member without a breach of any obligation of confidentiality such source may have to the Company. As used in this Agreement, the term “Confidential Information” means information that is used, developed or obtained by the Company in connection with its business, including the existence of this Agreement, the identity of the Members, and books and records and financial statements of the Company.

(b) Notwithstanding the terms of this Agreement, Confidential Information may be disclosed by a Member and its Representatives when requested (if applicable) or required by governmental rule or regulation, or requested (if applicable) or required by legal process or court order by a court of competent jurisdiction provided, that to the extent not prohibited by Applicable Law, such Member (and/or its Representatives) has given the Company prompt written notice of such request or order regarding the Confidential Information to be disclosed as far in advance of its disclosure as possible so that the Company may seek an appropriate protective order or waive compliance by such Member. Additionally, Confidential Information may be disclosed to bona-fide prospective purchasers who propose to acquire Units in the Company and to whom such Units may be Transferred without violating this Agreement; provided, that such Member require that any recipient of Confidential Information keep such Confidential Information confidential, consistent with this Section 9.01, and that such Member shall remain liable for a breach of this Section 9.01 by the recipient of such Confidential Information.

(c) Nothing in this Section 9.01 shall in any way limit any Member or its Affiliates from disclosing Confidential Information, but only to the extent necessary, (i) to its Representatives who need to know such Confidential Information to assist such Member or its Affiliates, (ii) in connection with financial or operating reports made available to the investors, managers, members, representatives and advisors of such Member or its Affiliates, (iii) in compliance with the terms of the organizational documents of the such Member or its Affiliates, (iv) in connection with the marketing of investment funds

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managed or advised, directly or indirectly, by such Member or its Affiliates, (v) to comply with applicable securities laws; [**], (vi) to any Governmental Authority that has jurisdiction over such Member, its Affiliates or their respective Representatives or in any filings or applications made by such Member, its Affiliates or their respective Representatives to such Governmental Authority or (vii) to such Member’s potential financing sources, [**].

Section 9.02 Other Activities; Business Opportunities.

(a) The parties hereto expressly acknowledge and agree that: (i) nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; (ii) none of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses; and (iii) none of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

(b) Without limiting the provisions of Section 9.02(a), the parties hereto expressly acknowledge and agree that: (i) the GECC Member, the Green Member, the Crown Member and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements, or arrangements with entities engaged in the Business, other than through the Company and any Subsidiaries of the Company (an “Other Business”); (ii) the GECC Member, the Green Member, the Crown Member and their respective Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company or Subsidiaries of the Company; (iii) none of the GECC Member, the Green Member, the Crown Member nor their respective Affiliates will be prohibited by virtue of the GECC Member’s, the Green Member’s or the Crown Member’s ownership of Units in the Company from pursuing and engaging in any such activities; (iv) none of the GECC Member, the Green Member, the Crown Member or their respective Affiliates will be obligated to inform the Company or any other Member of any such opportunity, relationship, or investment (a “Company Opportunity”) or to present any Company Opportunity, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (v) nothing contained herein shall limit, prohibit, or restrict any Board designee of the GECC Member or the Green Member from serving on the board of directors or other governing body or committee of any Other Business; and (vi) the Members other than the GECC Member, the Green Member, and the Crown Member will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the GECC Member, the Green Member, the Crown Member or their respective Affiliates. The parties hereto expressly authorize and consent to the involvement of the GECC Member, the Green Member, the Crown Member and/or their respective Affiliates in any Other Business. The parties hereto expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the

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Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

Article X
EXCULPATION AND Indemnification

Section 10.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean: (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) and each Manager, Officer, employee, agent or representative of the Company; provided, that the Administrative Agent shall not be a Covered Person.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her, or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person.

(c) Limitation of Liability and Duties. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of any Covered Person otherwise existing at law or in equity, are agreed by the Members to modify to that extent such other duties and liabilities of the Covered Persons to the extent permitted by Applicable Law. To the fullest extent permitted by Applicable Law and notwithstanding any other provision of this Agreement or applicable provisions of law or equity, whenever in this Agreement a Covered Person is permitted or required to make a decision or take an action or omit to do any of the foregoing (i) in his, her or its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without any express standard being stated (including, without limitation, standards such as “reasonable” or “good faith”), such Covered Person will be entitled to consider such interests and factors, including his, her or its own interests, as such Covered Person desires and will have no duty or obligation to consider any other interests or factors affecting the Company or any other Person, or (ii) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then the Covered Person will comply with such express standard and will not be subject to any other or different standard.

Section 10.02 Indemnification of Covered Persons.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses

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incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a member, stockholder, Affiliate, manager, director, officer, administrator, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company; provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him, her or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct, in each case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence or willful misconduct.

(b) Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 10.02, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding; provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 10.02, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 10.02; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 10.02, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses. In connection with any request for reimbursement or advancement of expenses pursuant to this Section 10.02, the requesting Covered Person shall execute and deliver to the Company a certification or other undertaking, in a form specified by the Company, to repay any amounts reimbursed, advanced or otherwise paid by the Company for such expenses to the extent that it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 10.02.

(d) Entitlement to Indemnity. The indemnification provided by this Section 10.02 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 10.02 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 10.02 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may propose with the approval by all of the Members; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 10.02 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g) Savings Clause. If this Section 10.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section

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10.02 to the fullest extent permitted by any applicable portion of this Section 10.02 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 10.02 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 10.02 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 10.02 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 10.03 Survival. The provisions of this Article X shall survive the dissolution, liquidation, winding up and termination of the Company.

Article XI
Accounting; Tax Matters

Section 11.01 Financial Reporting. The Company shall furnish to each Member, provided, that the Board has not reasonably determined that such Member is a competitor of the Company or any of its Subsidiaries, the following reports:

(a) as soon as available, and in any event within 120 days after the end of each Fiscal Year, unaudited consolidated balance sheets of the Company as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to the absence of notes thereto); and

(b) as soon as available, and in any event within 60 days after the end of each quarterly accounting period in each Fiscal Year, account statements detailing Capital Contributions of each Member, distributions made to each Member, and revenues and expenses of the Company, during such quarterly period.

(i) Any reports furnished by the Company as set forth in this Section 11.01 (a) and (b) shall be unaudited unless otherwise required by Applicable Law; and

(ii) Notwithstanding the foregoing, such reports shall be audited once the Company is deemed a “significant subsidiary” of GECC (as such term is defined in Regulation S-X of the Securities Act); provided that any account statements for the last fiscal quarter of the Fiscal Year furnished pursuant to Section 11.01(b) will be based on reasonable estimates until completion of the annual audit for that Fiscal Year.

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(c) The Company shall provide any tax forms or information required in connection with GECC’s tax compliance obligations (including, for the avoidance of doubt, the requirements applicable to RICs under Sections 851 through 855 of the Code)

Section 11.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall, and shall cause its Managers, Officers, and employees to, afford each Member and its Representatives reasonable access during normal business hours to copies of all of the Company’s and any of its Subsidiaries’ books of account, records and properties (including the opportunity to inspect the Company’s and any of its Subsidiaries’ properties); provided, that the Company shall not be so obligated to provide information the disclosure of which would adversely affect the attorney-client privilege between the Company or any of its Subsidiaries and its or their counsel, as the case may be.

Section 11.03 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Partnership Representative.

(a) The Members hereby appoints GECC as the “partnership representative” as provided in Code Section 6223(a) (the “Partnership Representative”). If GECC ceases to be the Partnership Representative for any reason, the Board shall appoint a new Partnership Representative. The Partnership Representative shall appoint an individual meeting the requirements of a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(c)(3) (the “Designated Individual”) as the sole Person authorized to represent the Partnership Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015 (the “Revised Partnership Audit Rules”).

(b) Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. The Company and its Members shall be bound by the actions taken by the Partnership Representative.

(c) US Federal Tax Proceedings. In the event of an audit of the Company that is subject to the Revised Partnership Audit Rules, the Partnership Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Company under

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the Revised Partnership Audit Rules (including any election under Code Section 6226). If an election under Code Section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Code Section 6226(b). To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226, the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), to the extent such modification would reduce any taxes payable by the Company. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations under the Revised Partnership Audit Rules; provided, that a Member shall not be required to file an amended federal income tax return, as described in Code Section 6225(c)(2)(A), or pay any tax due and provide information to the Internal Revenue Service as described in Code Section 6225(c)(2)(B).

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(b).

(e) Indemnification. The Company shall defend, indemnify, and hold harmless the Partnership Representative and the Designated Individual against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of the Partnership Representative’s or Designated Individual’s responsibilities, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 7.10) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and any of its Subsidiaries own property or do business. As soon as reasonably possible after the end of each Fiscal Year, but in any event by no later than June 30 of each year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and Form 1065, if requested, and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 11.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All

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withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Section 11.07 Public Statements, Marketing, Advertising. Except for disclosures required by Applicable Law or the rules and regulations of any national securities exchange, the prior written consent of each of the GECC Member and the Green Member shall be required for any press release or public announcement regarding the Company, GECC, Green or any of their affiliates, the terms of this Agreement or the transactions contemplated hereby.

Section 11.08 Valuation. Valuations of the Company’s assets shall be made as of the end of each fiscal quarter and upon liquidation of the Company (each a “Valuation Date”) in accordance with the following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with GECC’s valuation policies and procedures then in effect):

(a)	Within thirty (30) days of a Valuation Date (or within forty-five (45) days of the Valuation Date for the Company’s year-end unaudited financial statements), the Administrative Agent shall deliver to the Company a report as to the preliminary valuation as of such date.
i.	For all investments in which a pricing feed or broker quote is available, such fair value shall be determined by the bid side of such pricing feed or broker quote (average of bid side if multiple); and
ii.	For all investments in which a pricing feed or broker quote is not available, such fair value shall be determined by the Administrative Agent or, if recommended by the Administrative Agent, by an independent valuation firm retained by the Company with prior Board approval.
(b)	Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Company, for the expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.
(c)	No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

All valuations made in accordance with the foregoing shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by the independent valuation firm shall be at the Company’s expense, including the costs of any third party pricing services.

Section 11.09 RIC Compliance. Members acknowledge that the GECC Member is taxable as a RIC under Subchapter M of the Code and, in furtherance thereof, may direct that any

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Business of the Company to be restructured (including through the use of one or more entities treated as corporations for U.S. federal income tax purposes) if GECC Member reasonably determines (including via notice from the Company) that the Company has derived or is likely to derive income from such Business that is non-qualifying for purposes of Section 851(b)(2) of the Code. In the event that the Company derives any income that is non-qualifying for purposes of Section 851(b)(2) of the Code as a result of a Business, the Administrative Agent shall notify GECC Member within sixty (60) days thereof.

Article XII
Dissolution and Liquidation

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) As promptly as practicable following the date that is seven (7) years from the Effective Date, unless as otherwise determined by the Board, acting unanimously;

(b) The unanimous determination of the Board to dissolve the Company;

(c) The sale, exchange, involuntary conversion, or other disposition or Transfer of all the assets of the Company; or

(d) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act; provided, that no Member may petition any applicable Governmental Authority for judicial dissolution without the consent of a majority of the Members.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. A Person selected by the Board (which may, with Board approval, be the Administrative Agent), acting at the Board’s direction, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

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(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in the same manner as distributions are made under Section 6.01.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may, with the approval of the Board, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 10.02.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

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Article XIII
Miscellaneous

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, all expenses incurred by the Company in the operation of its Business following the Effective Date, including, without limitation, fees and disbursements of counsel, financial advisors and accountants and all fees and expenses under the Administrative Services Agreement, shall be paid by the Company.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the reasonable request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (only if a copy thereof is subsequently delivered by a nationally recognized overnight courier within one (1) Business Day); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. If a notice is sent in accordance with clause (c), then such notice shall also be sent using one of the other methods permitted under this Section 13.03, provided that such notice shall be deemed given when timely given in accordance with clause (c). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	CLO Formation JV, LLC
c/o Great Elm Capital Corp.
800 South Street, Suite 230
Waltham, MA 02453

With additional copies to:	Green SPE, LLC
[**]

Crown LB, LLC
[**]

If to a Member or Manager, to such Member’s or Manager’s respective mailing address as set forth on the Members Schedule or Managers Schedule, as applicable.

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Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 10.02(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 13.07 Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Members and any subsequent holders of Units and the respective successors and permitted assigns of each of them, so long as they hold Units. Except as specifically set forth herein, the Company may not assign its rights or obligations hereunder without the prior written consent of the GECC Member, the Green Member and the Crown Member.

Section 13.08 No Third-Party Beneficiaries. Notwithstanding any provision of this Agreement to the contrary, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Members to enter into this Agreement (and the Company acknowledges that the Members have expressly relied thereon) and (b) except as provided in Article X, are solely for the benefit of the Members. Accordingly, and except as provided in Article X, no third party (including any holder of securities of the Company other than the Members) or anyone acting on behalf of any thereof shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Members or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

Section 13.09 Amendment. This Agreement may only be modified, amended or waived from time to time as determined by the unanimous consent of the Board, provided that any proposed amendment that would adversely impact the rights of the Crown Member would also require the written consent of the Crown Member.

Section 13.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not

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expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 13.11 Proxies. Each power of attorney and proxy granted in this Agreement is given in consideration of, among other things, the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and, except to the extent expressly provided in this Agreement, is irrevocable unless and until this Agreement is terminated. Each party revokes any and all previous proxies or powers of attorney with respect to the Units and shall not hereafter, unless and until this Agreement is terminated, grant or purport to grant any other proxy or power of attorney with respect to any of the Units, deposit any of the Units into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Units.

Section 13.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.13 Arbitration.

(a) In recognition of the mutual benefits to the Members of a voluntary system of alternative dispute resolution that involves binding confidential arbitration of all disputes of any kind that may arise between them, to the fullest extent permitted by Applicable Law, any and all disputes, controversies or claims of any kind or nature whatsoever arising out of or relating to this Agreement or to the Company’s affairs or the rights or interests of the Members, including the validity, interpretation, performance, breach, alleged or threatened breach or termination of this Agreement, or specific performance hereunder, and the arbitrability of any such dispute, shall be resolved by mandatory binding confidential arbitration administered by JAMS in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) then in effect. The seat of arbitration shall be New York, New York. The arbitration shall be conducted by a sole, neutral arbitrator (the “Arbitrator”) selected either by agreement of the parties, or if the parties are unable to agree within thirty (30) days of the service of the demand for arbitration, then appointed under the JAMS Rules. The Arbitrator shall have the right to award any and all legal and equitable remedies or relief that would be available to any party under Applicable Law, including equitable or injunctive relief (whether preliminary, interim, mandatory, temporary or permanent), damages (subject to the terms of this Agreement and the Administrative Services Agreement), and attorneys’ fees and costs. The Arbitrator shall render a written award that contains his or her factual and legal reasoning and findings.

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Each party shall bear its own attorneys’ fees, expert fees, consulting fees and other litigation costs (if any) ordinarily associated with legal proceedings taking place in a judicial forum, subject to the Arbitrator’s reassessment in favor of the prevailing party but only to the extent permitted by Applicable Law. The costs of the arbitration (other than any costs that are specific to a particular party, such as the fees and expenses of counsel, fact witnesses or experts), including any JAMS administration fee and filing fee, arbitrators’ fees and the costs of the use of facilities during the hearings, will be initially borne equally by the parties, and promptly following the issuance of an award, the non-prevailing party shall reimburse the prevailing party for such costs (and any award of the arbitration panel shall contain a specific provision providing for the reimbursement of such costs by the non-prevailing party). Each party understands, acknowledges and agrees that by agreeing to arbitration, it is giving up any right that it may have to a trial by judge or jury with regard to the matters that are required to be submitted to mandatory and binding arbitration. Each party further understands, acknowledges and agrees that there is no right to an appeal or a review of an Arbitrator’s award as there would be a right of appeal or review of a judge or jury’s decision, except as specifically prescribed by Applicable Law. Each party hereto shall keep confidential (a) the fact that any arbitration occurred, (b) any awards awarded in the arbitration, (c) all materials used, or created for use in, the arbitration by any other Person or that reflect or incorporate information provided by any other Person, and (d) all other documents produced by any other Person in the arbitration and not otherwise in the public domain (collectively, “Confidential Arbitration Information”). If disclosure of Confidential Arbitration Information as permitted by this Agreement is required by Applicable Law or requested by a Governmental Authority, the applicable party shall promptly notify the other parties hereto and, prior to making any such disclosure, allow the other parties hereto a reasonable opportunity to seek a protective order or to take any other action it deems appropriate, and the party required to disclose the Confidential Arbitration Information shall only disclose as much information as is required and shall take all reasonable steps to maintain the confidentiality of such information including by filing the Confidential Arbitration Information under seal to the fullest extent permitted by Applicable Law. The parties hereby acknowledge that any decision by the Arbitrator may be enforced in any court of competent jurisdiction as an arbitral award pursuant to the Federal Arbitration Act.

(b) Notwithstanding anything in Section 13.13(a) above, the parties hereto agree that, in the event that any party hereto seeks a temporary restraining order or a preliminary injunction in connection with its efforts to enforce this Agreement, it may file and prosecute injunctive proceedings in furtherance of arbitration in the state or federal courts of the state of Delaware.

(c) Except as may be otherwise required by Applicable Law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

Section 13.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it

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may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto also waives any bond or surety or security upon such bond that might, but for this waiver, be required of any other party hereto. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement. Each party hereto further represents and warrants that it has reviewed or had the opportunity to review this waiver with its respective legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 13.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief (including seeking specific performance or the rescission of purchases, sales or other Transfers not made in strict compliance with this Agreement) that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.17 Independence of Agreements and Covenants. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant.

Section 13.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 14.19 Amendment and Restatement. Effective as of the Effective Date, the Existing Agreement is hereby amended and restated and superseded in its entirety by this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

The Company:

CLO Formation JV, LLC

By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Secretary

[Signature Page to Limited Liability Company Agreement

of CLO Formation JV, LLC]

GECC Member:

Great Elm Capital Corp.

By:	/s/ Matt Kaplan
Name:	Matt Kaplan
Title:	CEO

[Signature Page to Limited Liability Company Agreement

of CLO Formation JV, LLC]

Green Member:

Green SPE, LLC

[**]

[Signature Page to Limited Liability Company Agreement

of CLO Formation JV, LLC]

Crown Member:

Crown LB, LLC

[**]

[Signature Page to Limited Liability Company Agreement

of CLO Formation JV, LLC]